Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 24, 2025 (January 28, 2026, as to the effects of the reverse stock split discussed in Note 13), relating to the financial statements of Veradermics, Inc. appearing in the Registration Statement on Form S-1.
/s/ Deloitte & Touche LLP
Hartford, CT
February 5, 2026